Exhibit 99.1

Monterey Bio Acquisition Corporation Announces the Separate Trading of its Common Stock and Warrants, Commencing November 22, 2021

New York, NY, November 17, 2021 – Monterey Bio Acquisition Corporation (the “Company”) announced today that, commencing November 22, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units.

Any units not separated will continue to trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “MTRYU,” and the shares of common stock and warrants that are separated will trade on Nasdaq under the symbols “MTRY” and “MTRYW,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on September 30, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st floor, New York, New York 10004 or by calling (646) 465-9001. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Monterey Bio Acquisition Corporation

Monterey Bio Acquisition Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination in any region or sector, it intends to focus its efforts on identifying a biotech company that has demonstrated success and is primed to thrive in the rapidly evolving biotech industry for its initial business combination. The Company’s goal is to evaluate business targets that are developing or enabling development of pre-commercial therapeutic candidates across a broad array of therapeutic areas, with an initial focus on oncology and immunology.

For more information, please visit www.MontereyBio.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the Company’s initial public offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov.

The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Monterey Bio Acquisition Corporation

(917) 267-0216

info@montereybio.com

www.MontereyBio.com